Exhibit 99.1

News Release

USA Compression Partners, LP

100 Congress Avenue, Suite 450

Austin, Texas 78701

USA Compression Partners, LP Announces Pricing of an Upsized $750 Million Offering of Senior Notes

AUSTIN, Texas, February 21, 2019—USA Compression Partners, LP (NYSE: USAC) (the “Partnership”) today announced the pricing of a private placement to eligible purchasers by the Partnership and its wholly-owned subsidiary, USA Compression Finance Corp., of $750 million in aggregate principal amount of 6.875% senior unsecured notes due 2027 at par. The offering is expected to close on March 7, 2019, subject to customary closing conditions.

The Partnership estimates that it will receive net proceeds of approximately $738.5 million, after deducting the initial purchasers’ discounts and estimated offering expenses. The net proceeds from the offering will be used to repay a portion of existing borrowings under its asset-based revolving credit facility and for general partnership purposes.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any other jurisdiction. Unless they are registered, the notes may be offered only in transactions that are exempt from registration under the Securities Act and applicable state securities laws. The notes are being offered only to qualified institutional buyers under Rule 144A under the Securities Act and to non-U.S. persons outside the United States under Regulation S of the Securities Act. The notes will not be listed on any securities exchange or automated quotation system.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of an offering memorandum.

FORWARD-LOOKING STATEMENTS

Statements in this press release may be forward-looking statements as defined under federal law, including those related to the Partnership’s securities offering. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of the Partnership, and a variety of risks that could cause results to differ materially from those expected by management of the Partnership. The Partnership undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the Securities and Exchange Commission on February 19, 2019. You should also understand that it is not possible to predict or identify all such factors and you should not consider these factors to be a complete statement of all potential risks and uncertainties.

Source: USA Compression Partners, LP

USA Compression Partners, LP

Matthew C. Liuzzi, 512-369-1624

Chief Financial Officer

mliuzzi@usacompression.com